Exhibit 99.1

  Record Sales & Earnings as J & J Snack Foods Completes 35th Anniversary Year

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Nov. 8, 2006--J & J Snack Foods Corp. (NASDAQ:JJSF) today reported record sales and earnings for its 2006 fiscal year.

    Sales for the fiscal year ended September 30, 2006 (53 weeks) increased 13% to $514.8 million from $457.1 million in the fiscal year ended September 24, 2005 (52 weeks). Net earnings increased 13% to $29.5 million in fiscal 2006 from $26.0 million in fiscal 2005. On a per diluted share basis, earnings increased 12% to $1.57 from $1.40. Operating income increased 12% to $45.1 million this year from $40.2 million in the year ago period. Operating income for the current year was impacted by $1,304,000 of share-based compensation expense (expensing of stock options) and net earnings were impacted by $988,000, or $.052 per diluted share. Adjusting for share-based compensation expense that would have been recognized in 2005 if Statement 123R had been followed, operating income increased 16% and net earnings increased 18%.

    For the fourth quarter ended September 30, 2006 (14 weeks), sales increased 19% to $154.1 million from $129.8 million in the fourth quarter ended September 24, 2005 (13 weeks). Net earnings increased 16% to $11.5 million in the current year quarter from $9.9 million. Earnings per diluted share were $.61 this year compared to $.53 last year. Operating income increased 18% to $18.1 million from $15.4 million in the year ago period. Operating income for the quarter was impacted by $337,000 of share-based compensation expense and net earnings were impacted by $289,000, or $.015 per diluted share. Adjusting for share-based compensation expense that would have been recognized in 2005 if Statement 123R had been followed, operating income increased 21% and net earnings increased 20%.

    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "All of our businesses contributed to our record setting 4th quarter and year. Our food service group, led by strong soft pretzel and supporting juice bar product sales, had an outstanding year. What a fitting way for us to mark our 35th anniversary."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.



                              Consolidated Statements of Operations
                           -------------------------------------------
                            Three Months Ended     Fiscal Year Ended
                           --------------------- ---------------------
                           Sept. 30,  Sept. 24,  Sept. 30,  Sept. 24,
                             2006       2005       2006       2005
                           (14 weeks) (13 weeks) (53 weeks) (52 weeks)
                           ---------- ---------- ---------- ----------
                                         (in thousands)

Net sales                  $ 154,084  $ 129,789  $ 514,831  $ 457,112
Cost of goods sold           100,741     83,209    342,412    302,065
                           ---------- ---------- ---------- ----------
  Gross profit                53,343     46,580    172,419    155,047
Operating expenses            35,218     31,215    127,355    114,798
                           ---------- ---------- ---------- ----------
Operating income              18,125     15,365     45,064     40,249
Other income                     863        513      3,008      1,553
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                        18,988     15,878     48,072     41,802
Income taxes                   7,471      5,986     18,622     15,759
                           ---------- ---------- ---------- ----------
  Net earnings             $  11,517  $   9,892  $  29,450  $  26,043
                           ========== ========== ========== ==========

Earnings per diluted share $     .61  $     .53  $    1.57  $    1.40
Earnings per basic share   $     .62  $     .54  $    1.60  $    1.43
Weighted average number of
 diluted shares               18,850     18,698     18,807     18,600
Weighted average number of
 basic shares                 18,505     18,308     18,421     18,194




                                      Consolidated Balance Sheets
                                 -------------------------------------
                                 September 30, 2006 September 24, 2005
                                 ------------------ ------------------
                                            (in thousands)

Cash & cash equivalents          $          17,621  $          15,795
Marketable securities available
 for sale                                   59,000             54,225
Other current assets                        95,623             84,213
Property, plant & equipment, net            85,447             89,045
Goodwill                                    57,948             53,622
Other intangible assets, net                22,669              7,043
Other                                        2,500              1,981
                                 ------------------ ------------------
   Total                         $         340,808  $         305,924
                                 ================== ==================

Current liabilities              $          59,089  $          52,902
Deferred income taxes                       18,211             17,987
Other long-term liabilities                    635                273
Stockholders' equity                       262,873            234,762
                                 ------------------ ------------------
   Total                         $         340,808  $         305,924
                                 ================== ==================




                                 Consolidated Statements of Cash Flows
                                 -------------------------------------
                                           Fiscal Year Ended
                                 -------------------------------------
                                 September 30, 2006 September 24, 2005
                                     (53 weeks)         (52 weeks)
                                 ------------------ ------------------
                                            (in thousands)

Operating activities:
   Net earnings                  $          29,450  $          26,043
   Adjustments to reconcile net
    earnings to net cash
    provided by operating
    activities:
         Depreciation and
          amortization of fixed
          assets                            22,848             23,215
         Amortization of
          intangibles and
          deferred costs                     1,760              1,047
         Losses from disposals
          and write-downs of
          property & equipment               1,062                150
         Share-based
          compensation                       1,304                  -
         Deferred income taxes                 (96)              (174)
         Changes in assets and
          liabilities, net of
          effects from purchase
          of companies:
             (Increase) decrease
              in accounts
              receivable                    (4,223)             1,048
             Increase in
              inventories                   (2,160)            (3,465)
             (Increase) decrease
              in prepaid
              expenses and other              (167)               139
             Increase in
              accounts payable
              and accrued
              liabilities                    5,187              4,641
                                 ------------------ ------------------
             Net cash provided
              by operating
              activities                    54,965             52,644
                                 ------------------ ------------------

Investing activities:
   Purchases of property, plant
    and equipment                          (19,739)           (21,632)
   Payments for purchase of
    companies, net of cash
    acquired                               (26,264)           (16,088)
   Purchase of marketable
    securities                             (40,825)           (31,725)
   Proceeds from sales of
    marketable securities                   36,050             14,000
   Proceeds from disposal of
    property & equipment                     1,046                819
   Other                                      (897)              (807)
                                 ------------------ ------------------
       Net cash used in
        investing activities               (50,629)           (55,433)
                                 ------------------ ------------------

Financing activities:
   Proceeds from issuance of
    common stock                             2,809              2,241
   Payments of cash dividend                (5,273)            (3,400)
                                 ------------------ ------------------

       Net cash used in
        financing activities                (2,464)            (1,159)

       Effect of exchange rate
        on cash and cash
        equivalents                            (46)               143
                                 ------------------ ------------------

       Net increase (decrease)
        in cash & cash
        equivalents                          1,826             (3,805)

Cash and cash equivalents at
 beginning of year                          15,795             19,600
                                 ------------------ ------------------

Cash and cash equivalents at end
 of year                         $          17,621  $          15,795
                                 ================== ==================




                                           Segment Reporting
                                 -------------------------------------
                                            Fiscal Year End
                                 -------------------------------------
                                 September 30, 2006 September 24, 2005
                                 ------------------ ------------------
                                            (in thousands)

Sales to external customers:
   Food Service                  $         320,167  $         280,123
   Retail Supermarket                       46,948             42,347
   The Restaurant Group                      3,897              5,409
   Frozen Beverages                        143,819            129,233
                                 ------------------ ------------------
                                 $         514,831  $         457,112
                                 ================== ==================

Depreciation and Amortization:
   Food Service                  $          13,992  $          13,715
   Retail Supermarket                            -                  -
   The Restaurant Group                        102                209
   Frozen Beverages                         10,514             10,338
                                 ------------------ ------------------
                                 $          24,608  $          24,262
                                 ================== ==================

Operating Income (Loss):
   Food Service                  $          32,083  $          26,401
   Retail Supermarket                        1,945              2,918
   The Restaurant Group                       (253)              (314)
   Frozen Beverages                         11,289             11,244
                                 ------------------ ------------------
                                 $          45,064  $          40,249
                                 ================== ==================

Capital Expenditures:
   Food Service                  $          11,111  $           9,832
   Retail Supermarket                            -                  -
   The Restaurant Group                          3                 45
   Frozen Beverages                          8,625             11,755
                                 ------------------ ------------------
                                 $          19,739  $          21,632
                                 ================== ==================

Assets:
   Food Service                  $         218,834  $         209,734
   Retail Supermarket                            -                  -
   The Restaurant Group                        838              1,010
   Frozen Beverages                        121,136             95,180
                                 ------------------ ------------------
                                 $         340,808  $         305,924
                                 ================== ==================


    RESULTS OF OPERATIONS

    Fiscal 2006 (53 weeks) Compared to Fiscal 2005 (52 weeks)

    Net sales increased $57,719,000 or 13% to $514,831,000 in fiscal 2006 from $457,112,000 in fiscal 2005. Adjusting for sales related to the acquisitions of Snackworks, LLC in March 2005, ICEE of Hawaii in January 2006 and SLUSH PUPPIE in May 2006, sales increased approximately 10%, or $43,576,000.

    We have four reportable segments, as disclosed in the notes to the consolidated financial statements: Food Service, Retail Supermarkets, The Restaurant Group and Frozen Beverages.

    The Chief Operating Decision Maker for Food Service, Retail Supermarkets and The Restaurant Group and the Chief Operating Decision Maker for Frozen Beverages monthly review and evaluate operating income and sales in order to assess performance and allocate resources to each individual segment. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

    Food Service

    Sales to food service customers increased $40,044,000 or 14% to $320,167,000 in fiscal 2006. Excluding sales from the acquisition of Snackworks, LLC, sales increased $34,303,000, or 12%. Soft pretzel sales to the food service market increased $12,273,000, or 14%, to $99,581,000 for the 2006 year due primarily to the acquisition of Snackworks, LLC. Excluding Snackworks sales, pretzel sales increased $6,532,000, or 7%, with much of the increase coming from new business generated by Snackworks' products. Sales of bakery products increased $15,189,000, or 12%, for the year. The increased sales were primarily to our private label and industrial business customers. Two customers accounted for 75% of the sales increase. Churro sales increased 50% to $22,154,000 due primarily to increased sales to one customer. Frozen juice bar and ices sales increased $4,643,000 or 12% to $44,336,000 for the year with sales to school food service customers accounting for most of the increase. The changes in sales throughout the food service segment were from a combination of volume changes and price increases.

    Retail Supermarkets

    Sales of products to retail supermarkets increased $4,601,000 or 11% to $46,948,000 in fiscal 2006. Total soft pretzel sales to retail supermarkets were $22,552,000, an increase of 3% from fiscal 2005 mainly due to pricing. Sales of frozen juice bars and ices increased $2,212,000 or 9% to $25,800,000 in 2006 from $23,588,000 in 2005 primarily due to the introduction of several new products. Coupon costs, a reduction of sales, were down $1,778,000, or 46%, for the year.

    The Restaurant Group

    Sales of our Restaurant Group, which operates BAVARIAN PRETZEL BAKERY and PRETZEL GOURMET retail stores in the Mid-Atlantic region, declined by 28% primarily due to closings or licensings of 5 stores. At September 30, 2006, we had 13 stores open. Sales of stores open for both years were down 1.7% for the year.

    Frozen Beverages

    Frozen beverage and related product sales increased $14,586,000 or 11% to $143,819,000 in fiscal 2006. Excluding the benefit of sales from the acquisitions of ICEE of Hawaii and SLUSH PUPPIE, frozen beverages and related product sales would have been up 5% for the year. Beverage sales alone were up 9% for the year. Excluding sales from the acquisitions, beverage sales alone would have been up 1% for the year. Service revenue increased $1,180,000, or 5%, to $25,418,000 for the year as we continue to emphasize growing this part of our business. Machine sales increased $4,327,000 to $17,584,000 for the year. Sales to two customers accounted for more than half of the machine sales increase.

    Consolidated

    Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

    Gross profit as a percent of sales decreased .43 of a percentage point to 33% of sales from 34% in 2005. The drop in gross profit percentage resulted from increased sales of lower margin beverage machines in our frozen beverage segment, continuing commodity and utility cost increases and slotting expense to introduce new retail supermarket products. Partially offsetting these factors were increased efficiencies from higher volume and pricing, which included reduced coupon expense in our retail supermarkets segment. Our slotting expense for the year was about $1.9 million more in 2006 than in 2005. We were impacted by higher commodity and packaging cost increases of over $4.5 million and higher utility costs of approximately $2.3 million for the year. We expect to continue to be impacted by higher commodity and packaging pricing and higher utility costs over at least the short term.

    Total operating expenses increased $12,557,000 to $127,355,000 in fiscal 2006 but as a percentage of sales decreased .37 of a percentage point and were 25% of sales in both years. Marketing expenses dropped ..54 of a percentage point to 12% of sales. The decrease in marketing expense as a percent of sales was the result of controlled spending and higher sales throughout all our business. Distribution expenses were 9% of sales in both years even though our gasoline costs increased by over $1 million. Administrative expenses were 4% of sales in both years. Operating expenses this year include an impairment charge of $1,193,000 in the food service segment for the writedown of robotic packaging equipment based on a determination made during the year that we would not be able to make the equipment work as intended. Other general income of $76,000 in 2006 compared to other general expense of $430,000, which included expense related to Hurricane Katrina.

    Operating income increased $4,815,000 or 12% to $45,064,000 in fiscal 2006 as a result of the aforementioned items. Operating income also benefited by lower group and liability insurance costs of about $1.3 million. Adjusting for share-based compensation expense that would have been recognized in 2005 if Statement 123R had been followed, operating income increased 16%. Adjusting for share-based compensation expense that would have been recognized in 2005 if Statement 123R had been followed and excluding the impact of the writedown of impaired robotic packaging equipment, operating income increased 19%.

    Investment income increased by $1,448,000 to $3,137,000 primarily due to an increase in the general level of interest rates.

    The effective income tax rate increased to 39% in fiscal year 2006 from 38% in 2005 due to estimated increases in state tax payments and a lower tax benefit on share-based compensation.

    Net earnings increased $3,407,000 or 13% in fiscal 2006 to $29,450,000 or $1.57 per fully diluted share as a result of the aforementioned items. Adjusting for share-based compensation expense that would have been recognized in 2005 if Statement 123R had been followed, net earnings increased $4,534,000 or 18%. Adjusting for share-based compensation expense that would have been recognized in 2005 if Statement 123R had been followed and excluding the impact of the writedown of impaired robotic packaging equipment, net earnings increased $5,274,000 or 21%.

    There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533